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                                                                    Exhibit 99.1

                 Closing Date Set for AES Acquisition of CILCORP

FOR IMMEDIATE RELEASE

          PEORIA, IL...October 17, 1999...CILCORP Inc. (NYSE: CER) announced today that the closing of the merger pursuant to the Agreement and Plan of Merger between CILCORP, The AES Corporation (NYSE: AES) and Midwest Energy, Inc., a wholly owned subsidiary of AES, is expected to occur on Monday, October 18, 1999.

          Under the terms of the merger agreement, which was entered into in November 1998, CILCORP shareholders of record at the closing will be entitled to receive $65 per share in cash in exchange for each CILCORP common share. CILCORP has 13,625,680 common shares outstanding, thus placing the total cost of the equity acquired by AES in the transaction at approximately $885.7 million.

          In addition to $65 per share, CILCORP shareholders of record on Monday's closing date will receive a pro-rated cash dividend up to the time of closing that is based on the regular quarterly dividend rate of $.615 per share.

          Bank of New York is acting as paying agent for AES in the acquisition and will send instructions to CILCORP shareholders regarding the procedure for surrendering their shares following the closing.

          CILCORP, formed in 1985, is an energy services company whose largest subsidiary is Central Illinois Light Company, an 86-year-old combination gas and electric utility serving a quarter of a million retail customers in Central Illinois.

          AES is a global power company that is committed to serving the world's needs for electricity in a socially responsible way. AES owns or has an interest in 118 power plans and distributes electricity to nearly 14 million customers in 16 countries. AES has assets approaching $11 billion.


FOR ADDITIONAL INFORMATION, CONTACT:
Gary A. Ebeling, Director-Investor Relations, (309) 675-8810